EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Agreement is made effective as of March 18, 2016, by and between S&W Seed Company, a Nevada corporation (the "Company") and Dennis C. Jury ("Executive"). The Company and Executive are collectively referred to herein as the "Parties" and each is a "Party."

WHEREAS, the Executive entered into a non-award employee contract, dated as of March 28, 2013, with Seed Genetics International, Inc., the Company's wholly-owned subsidiary ("SGI"), under the terms of which Executive serves as Managing Director of SGI (the "SGI Contract of Employment");

WHEREAS, in connection with the Company's acquisition of SGI in April 2013, Executive was named Executive Vice President of Operations and Chief Operating Officer of the Company while he also continues to serve as Managing Director of SGI and the terms of his employment continue to be governed by the SGI Contract of Employment;

WHEREAS, the Company and Executive desire to provide for certain terms and conditions of his employment with the Company separate from those enumerated in his SGI Contract of Employment.

NOW THEREFORE, in consideration of the material advantages accruing to the Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive agree as follows:

1. Duties and Scope of Employment

(a) Positions and Duties. Executive will serve, at the pleasure of the Board, as Executive Vice President of Operations and Chief Operating Officer of the Company in addition to continuing to serve as Managing Director of SGI pursuant to the SGI Contract of Employment. Executive shall report to the Company's Chief Executive Officer and Board of Directors (the "Board"). In the capacities of Executive Vice President of Operations and Chief Operating Officer, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company. Executive will have the full powers, responsibilities and authorities customary for the chief operating officer of public corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Chief Executive Officer and/or the Board. Executive will report solely and directly to the Chief Executive Officer and/or the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

(b) Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company and SGI and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer or Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive's obligations to the Company. After the date of this Agreement, Executive shall seek the approval of the Company's Compensation Committee before accepting or seeking any further positions. Executive shall also do the same with any outside paid employment/consulting positions. Executive represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing his services hereunder during his employment with the Company.

2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. The foregoing notwithstanding, to the extent this provision is inconsistent with Australian employment law, the provisions of Australian employment law shall prevail as it applies to Executive's position under the SGI Contract of Employment.

3. Term of Agreement. This Agreement is effective as of January 1, 2016 and will expire on December 31, 2018. No later than 120 days before the end of the term of this Agreement, the Company and Executive will discuss whether and under what circumstances the Agreement will be renewed.

4. Compensation.

(a) Compensation Generally. Executive will be compensated primary pursuant to the terms and conditions of the SGI Contract of Employment, and such compensation will be paid by SGI. The foregoing notwithstanding, the Compensation Committee of the Company shall have oversight over compensation paid to Executive with respect to the amount of salary and bonus payments (whether payable in cash or equity) and equity compensation, similar to the oversight by and recommendations made by the Compensation Committee with respect to the other executive officers of the Company. Except with respect to matters particular to Australian law and regulations, the decisions of the Compensation Committee of the Company shall prevail in the event there is a variable between any such decision and the SGI Contract of Employment. Executive shall be subject to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, including the Addendum thereto, and with Section 16 of the Securities Exchange Act of 1934, as amended.

(b) Bonus Compensation. In the sole discretion of the Compensation Committee, Executive may receive periodic bonuses in acknowledgment of his and the Company's achievements and efforts from time to time. Such bonuses may be payable in the future in alignment with stated performance goals or otherwise in the Compensation Committee's discretion. As of the date of this Amendment, Executive shall be entitled to receive an annual incentive bonus of up to 100% of his Base Salary, payable 65% in cash and 35% in equity. The exact amount of the bonus shall be determined by the Compensation Committee, taking into account the achievement of personal and Company financial goals mutually agreed upon by the Compensation Committee and Executive. Annual target goals will be memorialized in writing to be maintained by the Company's Human Resources Department. The amount of bonus compensation, the allocation between cash and equity and the target goals will be subject to review annually. Such changes shall not require an amendment to this Agreement, provided that any such change is documented in a resolution duly adopted by the Compensation Committee.

5. Executive Benefits. Benefits to be granted to Executive shall be as set forth in the SGI Contract of Employment or as otherwise made available to employees of SGI generally. In addition, the Company shall purchase a term life insurance policy for the benefit of Executive's beneficiaries in the event of his death with the following policy limits: In the event Executive dies while employed by the Company but not at a time when he is engaged in Company-related business, the policy shall provide for a death benefit equal to Executive's salary at the time of death; and in the event Executive dies while on Company-related business, the death benefit will equal two times Executive's salary at the time of death. For purposes of this provision, "Company-related business" shall include any SGI-related business as well as S&W Seed Company-related business.

6. Expenses. The Company will reimburse Executive for reasonable travel, business entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

7. Termination of Employment. Except as may be contemplated by Section 8 below, termination provisions applicable to Executive shall be set forth in the SGI Contract of Employment or shall be in accordance with applicable laws and regulations applicable to employees of companies located in South Australia.

8. Severance.

(a) Termination Without Cause.  If Executive's employment is terminated by the Company without Cause (as defined below), then, subject to compliance with Section 9, Executive will be eligible to receive a cash severance of twelve months of the Base Salary as in effect immediately before the Date of Termination (see Section 4(a) above), plus the full amount of the possible bonus compensation to which he would be entitled for the current year (see Section 4(b) above). Cash severance is payable on the Date of Termination.

(b) Change of Control. If during Executive's employment with the Company (i) there is a Change of Control (as defined below) and (ii) Executive is not offered a Comparable Position (as defined below) by the surviving corporation, Executive will be eligible to receive a severance payment equal to (a) his annual Base Salary as in effect immediately before the Change of Control transaction plus (b) the full amount of the current year's targeted incentive bonus compensation as contemplated by Section 4(b) above, multiplied by a factor of 1.5; provided, however, that the multiplier shall be increased to a factor of two in the event the price of the Company's Common Stock payable in connection with the Change of Control transaction (the "Transaction Price") is at least $10 per share. In addition, if at the time of a Change of Control transaction, the Company is responsible for paying the Executive's health insurance premiums, the Company shall continue to pay, or cause to be paid, the Executive's health insurance premiums for 1-1/2 years from the date of the Change of Control transaction or, in the event the Transaction Price is at least $10 per share, for two years. "Comparable Position" is a position with similar or greater responsibilities at Executive's then-current Base Salary and does not require Executive's relocation. "Change of Control" shall mean the sale of all or substantially all of the assets of the Company or the acquisition of the Company by another entity by means of consolidation or merger after which the then current stockholders of the Company hold less than 50% of the voting power of the surviving corporation; provided, however, that a reincorporation of the Company shall not be deemed a Change of Control.

(c) Accelerated Vesting upon Termination without Cause or Change of Control. In addition to the benefits provided for in this Section 8, all stock options or other equity grants awarded to Executive pursuant to a Company equity incentive plan, whether in effect on the day hereof or adopted hereafter, will vest in full and be non- forfeitable immediately before the Date of Termination referred to in Section 8(a) or the Change of Control referred to in Section 8(b).

(d) Termination for Cause.  If Executive's employment is terminated for Cause by the Company, then, (i) all further vesting of Executive's outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

(e) Other Termination Including due to Death or Disability. If Executive's employment terminates for any other reason, including but not limited to, death or Disability (defined below), then, (i) Executive's outstanding equity awards will be treated in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits only in accordance with the Company's then established plans, programs and practices.

9. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's bylaws and Articles of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

10. Confidential Information, etc.

(a) Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of this Agreement, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive.

(b) Trade Secrets. Executive acknowledges and agrees that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during the term of this Agreement or at any other time thereafter. Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Chief Executive Officer or his designee.

(c) Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's reasonable request and expense in order to fulfill this obligation.

(d) Proprietary Inventions and Assignment Agreement. Executive has previously executed and delivered to the Company the Company's Proprietary Inventions and Assignment Agreement. Executive reaffirms each and every statement, representation and commitment stated therein.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
S&W Seed Company
7108 North Fresno Street, Suite 380
Fresno, CA 93720

If to Executive:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Governing Law; Arbitration.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between Executive and the Company arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Francisco, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

(ii) Selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the parties together; provided, that if the parties are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator shall be experienced in complex business matters.

(iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Francisco, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Francisco, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that a party is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

(iv) Each party may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his or her discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

(v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(vi) The award of the arbitrator shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator may provide for mandatory or prohibitive injunctive relief.

(vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator. At the discretion of the arbitrator, the prevailing party or parties may recover from the adverse parties his or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

(ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

(x) The arbitrator is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 14(b).

Notwithstanding the foregoing, the Parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

15. Integration. This Agreement, together with the Proprietary Inventions and Assignment Agreement and the standard forms of equity award grants that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

16. Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Survival. The Proprietary Inventions and Assignment Agreement referred to in Section 10(d) and the Company's and Executive's responsibilities under Sections 8 through 14 will survive the termination of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company:

S&W Seed Company

By: /s/ Mark J. Harvey
Mark J. Harvey
Chairman of the Board

Executive:

/s/ Dennis C. Jury
Dennis C. Jury

SCHEDULE A

Board Memberships as of the Date of this Employment Agreement

Seed Genetics International Pty Ltd

S&W Seed Australia Pty Ltd